Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Fourth Quarter and Full Year Results

•                  Net sales in 4Q13 of $906 million; FY2013 of over $3.6 billion

•                  Same store sales growth in 4Q13 and FY2013; 0.4% and 0.8%, respectively

•                  4Q13 diluted earnings per share of $0.38; FY2013 diluted earnings per share of $1.48

•                  During fiscal 2013, repurchased $509.7 million, or 18.9 million shares of common stock

DENTON, Texas, November 14, 2013 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fourth quarter and fiscal year ended September 30, 2013.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“Fiscal 2013 was challenging due to comparisons against our record-breaking growth in fiscal 2012 and soft traffic in our Sally U.S. retail business.” stated Gary Winterhalter, Chairman, President and Chief Executive Officer. “Nevertheless, our performance was solid and we executed on our strategic initiatives, including our information technology projects in the U.S. and Europe as well as the new U.K. distribution center.  For 2013, we generated $310 million in operating cash flow and repurchased approximately $510 million, or 19 million shares of our common stock.  As we move into fiscal 2014, I believe that we’ve embarked on the right initiatives to gradually improve retail traffic in the Sally U.S. stores and continue the strong performance at BSG and our International businesses.”

Fiscal 2013 Fourth Quarter and Full Year 2013 Financial Highlights

Net Sales:  For the fiscal 2013 fourth quarter, consolidated net sales were $906.4 million, an increase of 2.7% from the fiscal 2012 fourth quarter.  The fiscal 2013 fourth quarter sales increase is primarily attributed to the addition of new stores and growth in BSG’s full service business.  The impact from changes in foreign currency exchange rates in the fiscal 2013 fourth quarter was not material.  Consolidated same store sales growth in the fiscal 2013 fourth quarter was 0.4% compared to 4.3% in the fiscal 2012 fourth quarter.

Consolidated net sales for fiscal year 2013 were over $3.6 billion, an increase of 2.8% from fiscal year 2012. The impact from foreign currency exchange in the 2013 fiscal year was not material.  Fiscal 2013 sales increased primarily due to the addition of new stores and same stores sales growth.  Consolidated same store sales growth in fiscal year 2013 was 0.8% compared to 6.4% in fiscal year 2012.

Gross Profit:  Consolidated gross profit for the fiscal 2013 fourth quarter was $449.4 million, an increase of 2.1% over gross profit of $440.2 million for the fiscal 2012 fourth quarter.  Gross profit as a percentage of sales (gross profit margin) was 49.6%, a 30 basis point decline from the fiscal 2012 fourth quarter.  Consolidated gross profit margin in the fiscal 2013 fourth quarter was down over the prior year due to difficult comparisons against a record high gross profit margin in BSG due to the timing of vendor allowances in the fiscal 2012 fourth quarter.

For fiscal year 2013, consolidated gross profit was $1.8 billion, an increase of 3.0% over fiscal 2012 gross profit.  Gross profit as a percentage of sales was 49.6%, a 10 basis point improvement from fiscal year 2012.

In fiscal 2013, gross profit margin improved in both business segments driven by favorable changes in product and customer mix.

Selling, General and Administrative Expenses:  For the fiscal 2013 fourth quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $301.9 million, or 33.3% of sales, a 130 basis point improvement from the fiscal 2012 fourth quarter metric of 34.6% of sales and total SG&A expenses of $305.5 million.  Fiscal 2012 fourth quarter SG&A expenses include a charge of $10.2 million related to a litigation settlement.

For fiscal year 2013, SG&A expenses, including $117.1 million of unallocated corporate expenses and share-based compensation, were $1.2 billion, or 33.2% of sales, compared to fiscal year 2012 metric of 33.5% of sales and total SG&A expenses of $1.2 billion.  Fiscal year 2012 SG&A expenses include a $10.2 million charge related to a litigation settlement.

Fiscal year 2013 SG&A expenses did not increase materially over fiscal year 2012.  Although the Company continued its investments in loyalty programs and information technology initiatives, as well the opening of new stores and acquisitions, during fiscal year 2013, the Company took measures to lower costs due to softer-than-expected sales in the Sally U.S. business.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2013 fourth quarter was $27.2 million, up $2.0 million from the fiscal 2012 fourth quarter of $25.2 million.

For fiscal year 2013, interest expense, net of interest income, was $107.7 million, down $30.7 million from the fiscal year 2012 interest expense of $138.4 million.  Interest expense in fiscal year 2012 included $43.2 million in charges in connection with the Company’s debt refinancing initiatives.  Detailed explanations of these charges are provided in the Company’s non-GAAP financial measures reconciliations on Schedule C.

Provision for Income Taxes:  For the fiscal 2013 fourth quarter, income taxes were $36.1 million.  The effective tax rate for the fiscal 2013 fourth quarter was 35.8% compared to 29.2% for the fiscal 2012 fourth quarter.  In the fiscal 2012 fourth quarter, a limited restructuring occurred for U.S. income tax purposes.  This tax planning opportunity resulted in the recognition of $10.3 million in income tax benefits.

For fiscal year 2013, income taxes were $151.5 million versus $127.9 million in fiscal 2012.  The Company’s effective tax rate for fiscal year 2013 was 36.7% compared to 35.4% for fiscal 2012.

Net Earnings and Diluted Net Earnings Per Share (EPS) (1):   Net earnings were $64.8 million in the fiscal 2013 fourth quarter, compared to fiscal 2012 fourth quarter GAAP net earnings of $65.6 million and adjusted net earnings of $72.2 million, down 1.2% and down 10.2%, respectively.  Adjusted net earnings for the fiscal 2012 fourth quarter excluded a $10.2 million charge, before taxes, related to a litigation settlement.

Diluted earnings per share for the fiscal 2013 fourth quarter were $0.38 compared to fiscal 2012 fourth quarter GAAP diluted earnings per share of $0.35 and adjusted diluted earnings per share of $0.39, an increase of 8.6% and a decrease of 2.6%, respectively.

Net earnings were $261.2 million in fiscal year 2013, compared to fiscal year 2012 GAAP net earnings of $233.1 million and adjusted net earnings of $267.2 million, an increase of 12.1% and a decrease of 2.3%, respectively.

Diluted earnings per share in fiscal year 2013 were $1.48 compared to fiscal year 2012 GAAP diluted earnings per share of $1.24 and adjusted diluted earnings per share of $1.42, an increase of 19.4% and 4.2%, respectively.

Fiscal year 2012 adjusted net earnings includes adjustments of $34.2 million, net of tax, and are described in detail on Schedule C.

Adjusted (Non-GAAP) EBITDA(1):  Adjusted EBITDA for the fiscal 2013 fourth quarter was $151.1 million, an increase of 2.1% from $148.0 million for the fiscal 2012 fourth quarter.

Fiscal year 2013 Adjusted EBITDA was $611.8 million, an increase of 3.5% from $591.1 million in fiscal 2012.

(1)A detailed table reconciling 2013 and 2012 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of September 30, 2013, were $47.1 million.  The Company ended fiscal year 2013 with a $76.0 million balance on its asset-based loan (ABL) revolving credit facility.  Borrowing capacity on the ABL facility was approximately $382.3 million at the end of fiscal year 2013.  The Company’s debt, excluding capital leases, totaled $1.686 billion as of September 30, 2013.  Net cash provided by operating activities for fiscal year 2013 was $310.5 million.

During the fiscal 2013 fourth quarter, the Company repurchased (and subsequently retired) a total of 3.8 million shares of its common stock at an aggregate cost of $102.5 million.

For the fiscal 2013 year, the Company repurchased (and subsequently retired) a total of 18.9 million shares of its common stock at an aggregate cost of $509.7 million.  As of September 30, 2013, the Company has approximately $457 million remaining under its $700 million stock repurchase plan authorization announced on March 5, 2013

For the full year ended September 30, 2013, the Company’s capital expenditures, excluding acquisitions, totaled $84.9 million.

Working capital (current assets less current liabilities) decreased $213.4 million to $473.2 million at September 30, 2013, compared to $686.5 million at September 30, 2012.  Working capital in fiscal year 2012 includes $150 million of cash from debt issuance on September 5, 2012.  The ratio of current assets to current liabilities was 1.87 to 1.00 at September 30, 2013, compared to 2.44 to 1.00 at September 30, 2012.

Inventory as of September 30, 2013 was $808.3 million, an increase of $73.0 million or growth of 9.9% from September 30, 2012 inventory.  This increase is primarily due to sales growth from new store openings and new product offerings.

Business Segment Results:

Sally Beauty Supply

Fiscal 2013 Fourth Quarter Results for Sally Beauty Supply

•                  Sales of $556.1 million, up 0.2% from $554.7 million in the fiscal 2012 fourth quarter.  The favorable impact of foreign currency exchange on net sales was $1.0 million, or 0.2% of sales.

•                  Same store sales declined 1.5% versus growth of 3.8% in the fiscal 2012 fourth quarter.

•                  Gross margin of 54.9%, a 10 basis point improvement from 54.8% in the fiscal 2012 fourth quarter.

•                  Segment operating earnings of $107.3 million, up 7.8% from $99.5 million in the fiscal 2012 fourth quarter.  Segment operating margins increased 140 basis points to 19.3% of sales from 17.9% in the fiscal 2012 fourth quarter.  In the fiscal 2012 fourth quarter, segment operating results were negatively impacted by a $10.2 million charge related to a litigation settlement.

Sales growth in the fiscal 2013 fourth quarter was driven by new store openings and growth in the international business which were largely offset by a same store sales decline in the Sally U.S. business.  Gross profit margin expansion of 10 basis points resulted from improvement in the international business.

Fiscal 2013 Results for Sally Beauty Supply

•                  Sales of $2.2 billion, up 1.4% over fiscal year 2012.  The impact of foreign currency exchange was not material for the year.

•                  Same store sales declined 0.6% versus growth of 6.5% in fiscal year 2012.

•                  Sales from international locations (Mexico, Canada, the United Kingdom, Ireland, Belgium, the Netherlands, France, Germany, Spain and Chile) represented 23% of segment sales versus 22% in fiscal 2012.

•                  Gross margin of 54.9%, up 30 bps from 54.6% in fiscal 2012.

•                  Segment operating earnings of $437.0 million, up 1.7% from $429.5 million in fiscal 2012. Segment operating margins increased 10 basis points to 19.6% of sales from 19.5% in fiscal 2012.

•                  Net store base increased by 115 or 3.5% for total store count of 3,424.  Store growth in the U.S. business was 2.7% while store growth in the international business was 6.4%.

Sales growth in fiscal 2013 was driven by new store openings and growth in the international business while partially offset by a same store sales decline in the Sally U.S. business.  Gross profit margin improvement of 30 bps resulted from the favorable shift in product and customer mix and low-cost sourcing initiatives in the U.S. business and improvement in the international business.

Beauty Systems Group

Fiscal 2013 Fourth Quarter Results for Beauty Systems Group

•                  Sales of $350.3 million, up 6.9% from $327.8 million in the fiscal 2012 fourth quarter.  The impact of unfavorable foreign currency exchange on net sales was $1.5 million, or 0.4% of sales.

•                  Same store sales growth of 5.2% versus 5.5% in the fiscal 2012 fourth quarter.

•                  Gross margin of 41.1%, down 50 basis points from 41.6% in the fiscal 2012 fourth quarter.

•                  Segment operating earnings of $49.2 million, up 4.4% from $47.1 million in the fiscal 2012 fourth quarter.

•                  Segment operating margins declined by 40 basis points to 14.0% of sales from 14.4% in the fiscal 2012 fourth quarter.

Sales growth for Beauty Systems Group was driven by growth in same store sales, new store openings and the full service business. Consolidated gross profit margin in the fiscal 2013 fourth quarter was down over the prior year due to difficult comparisons against a record high gross profit margin in BSG due to the timing of vendor allowances in the fiscal 2012 fourth quarter.  Segment operating earnings growth is primarily due to sales growth and SG&A leverage.  Segment operating margins are down primarily due to a decline in gross margin.

Fiscal 2013 Results for Beauty Systems Group

•                  Sales of $1.4 billion, up 5.1% from $1.3 billion in fiscal 2012.  The impact of foreign currency exchange on net sales was not material for the year.

•                  Same store sales growth of 4.2% versus 6.1% in fiscal 2012.

•                  Gross margin of 41.1%, up from 41.0% in fiscal 2012, a 10 basis point improvement.

•                  Segment operating earnings of $200.5 million, up 9.7% from $182.7 million in fiscal 2012.

•                  Segment operating margins increased to 14.4% of sales from 13.8% in fiscal 2012, a 60 basis point improvement.

•                  Net store base increased by 55 or 4.6% for total store count of 1,245, including 161 franchised locations.

•                  Total BSG distributor sales consultants at the end of fiscal 2013 were 982 versus 1,044 at the end of fiscal 2012.

Sales growth in fiscal year 2013 for the Beauty Systems Group was primarily due to same store sales growth and new store openings. Gross margin expansion was primarily due to improved sales and product mix, and expansion in new and existing territories.  Segment earnings growth is primarily due to sales growth, gross profit improvement and SG&A leverage.

Fiscal Year 2014 Outlook

•                  Fiscal year 2014 consolidated same store sales growth is expected to be in the range of 1% to 3%, and assumes a gradual sales improvement in the Sally U.S. retail business throughout fiscal year 2014.

•                  Consolidated gross profit margin expansion is expected to be in the range of 30 bps to 40 bps and assumes a gradual sales improvement in the Sally U.S. retail business throughout fiscal year 2014.

•                  Fiscal year 2014 unallocated corporate expenses, including approximately $19 million in share-based compensation, are expected to be in the range of $135 million to $140 million.

•                  Consolidated SG&A as a percent of sales is expected to be in the range of 33.3% to 33.5%, higher than fiscal 2013 due to investments made to enter new countries, higher compensation due in part to expanding Sally’s marketing staff and continued investments in marketing initiatives.

•                  The effective tax rate for fiscal year 2014 is expected to be in the range of 36.5% to 37.5%.

•                  Capital expenditures for fiscal year 2014 are projected to be in the range of $85 million to $90 million.

•                  Consolidated organic store growth of 3% to 4%.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1092 (International:  612-332-0107).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) November 14, 2013 through November 28, 2013 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 307628.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.6 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,700 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offers up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers or third-party distributors; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise-based business; the success of our e-commerce business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; opening and operating new stores profitably; the impact of in the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others; conducting business outside the United States; disruption in our information technology systems; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2013, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2013	2012	% CHG	2013	2012	% CHG

Net sales	$906,435	$882,557	2.7%	$3,622,216	$3,523,644	2.8%
Cost of products sold and distribution expenses	457,077	442,321	3.3%	1,826,953	1,780,385	2.6%
Gross profit	449,358	440,236	2.1%	1,795,263	1,743,259	3.0%
Selling, general and administrative expenses (1)	301,931	305,469	-1.2%	1,202,709	1,179,206	2.0%
Depreciation and amortization	19,340	16,906	14.4%	72,192	64,698	11.6%

Operating earnings	128,087	117,861	8.7%	520,362	499,355	4.2%
Interest expense (2)	27,185	25,172	8.0%	107,695	138,412	-22.2%
Earnings before provision for income taxes	100,902	92,689	8.9%	412,667	360,943	14.3%
Provision for income taxes	36,090	27,059	33.4%	151,516	127,879	18.5%
Net earnings	$64,812	$65,630	-1.2%	$261,151	$233,064	12.1%

Net earnings per share:
Basic	$0.39	$0.36	8.3%	$1.52	$1.27	19.7%
Diluted	$0.38	$0.35	8.6%	$1.48	$1.24	19.4%

Weighted average shares:
Basic	166,204	179,911		171,682	183,420
Diluted	170,734	185,425		176,159	188,610

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	54.9%	54.8%	10	54.9%	54.6%	30
BSG Segment Gross Profit Margin	41.1%	41.6%	(50)	41.1%	41.0%	10
Consolidated Gross Profit Margin	49.6%	49.9%	(30)	49.6%	49.5%	10
Selling, general and administrative expenses	33.3%	34.6%	(130)	33.2%	33.5%	(30)
Consolidated Operating Profit Margin	14.1%	13.4%	70	14.4%	14.2%	20
Net Earnings Margin	7.2%	7.4%	(20)	7.2%	6.6%	60

Effective Tax Rate	35.8%	29.2%	660	36.7%	35.4%	130

(1)     Selling, general and administrative expenses include share-based compensation of $3.7 million and $3.1 million for the three months ended September 30, 2013 and 2012; and $19.2 million and $16.9 million for the twelve months ended September 30, 2013 and 2012, respectively.

(2)     Interest expense is net of interest income of $0.2 million for the twelve months ended September 30, 2013 and 2012. For the twelve months ended September 30, 2012, interest expense includes losses on extinguishment of debt aggregating $37.8 million in connection with the Company’s December 2011 redemption of outstanding notes and its May 2012 repayment in full of a senior term loan.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2013	2012	% CHG	2013	2012	% CHG
Net sales:
Sally Beauty Supply	$556,086	$554,719	0.2%	$2,230,028	$2,198,468	1.4%
Beauty Systems Group	350,349	327,838	6.9%	1,392,188	1,325,176	5.1%
Total net sales	$906,435	$882,557	2.7%	$3,622,216	$3,523,644	2.8%

Operating earnings:
Sally Beauty Supply (1)	$107,303	$99,497	7.8%	$437,018	$429,520	1.7%
Beauty Systems Group	49,185	47,108	4.4%	200,492	182,699	9.7%
Segment operating earnings	$156,488	$146,605	6.7%	$637,510	$612,219	4.1%

Unallocated corporate expenses (2)	(24,702)	(25,694)	-3.9%	(97,947)	(96,012)	2.0%
Share-based compensation	(3,699)	(3,050)	21.3%	(19,201)	(16,852)	13.9%
Interest expense (3)	(27,185)	(25,172)	8.0%	(107,695)	(138,412)	-22.2%
Earnings before provision for income taxes	$100,902	$92,689	8.9%	$412,667	$360,943	14.3%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	19.3%	17.9%	140	19.6%	19.5%	10
Beauty Systems Group	14.0%	14.4%	(40)	14.4%	13.8%	60
Consolidated operating profit margin	14.1%	13.4%	70	14.4%	14.2%	20

(1)     For the twelve months ended September 30, 2012, the Sally Beauty Supply segment reflect a $10.2 million charge from a litigation settlement.

(2)     Unallocated expenses consist of corporate and shared costs.

(3)     For the twelve months ended September 30, 2012, interest expense includes losses on extinguishment of debt aggregating $37.8 million in connection with the Company’s December 2011 redemption outstanding notes and its May 2012 repayment in full of a senior term loan.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2013	2012	% CHG	2013	2012	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$64,812	$65,630	-1.2%	$261,151	$233,064	12.1%
Add:
Depreciation and amortization	19,340	16,906	14.4%	72,192	64,698	11.6%
Share-based compensation (1)	3,699	3,050	21.3%	19,201	16,852	13.9%
Interest expense (2)(3)	27,185	25,172	8.0%	107,695	138,412	-22.2%
Litigation settlement (4)	—	10,194	N/A	—	10,194	N/A
Provision for income taxes	36,090	27,059	33.4%	151,516	127,879	18.5%
Adjusted EBITDA (Non-GAAP)	$151,126	$148,011	2.1%	$611,755	$591,099	3.5%

Net earnings (per GAAP)	$64,812	$65,630		$261,151	$233,064
Add (Less):
Losses on extinguishment of debt (2)	—	—		—	37,789
Interest expense on redeemed debt (3)	—	—		—	5,149
Amortization of deferred financing costs	—	—		—	229
Litigation settlement (4)	—	10,194		—	10,194
Tax provision for the adjustments to net earnings (5)	—	(3,670)		—	(19,210)
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$64,812	$72,154	-10.2%	$261,151	$267,215	-2.3%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.39	$0.40	-2.5%	$1.52	$1.46	4.1%
Diluted	$0.38	$0.39	-2.6%	$1.48	$1.42	4.2%

Weighted average shares:
Basic	166,204	179,911		171,682	183,420
Diluted	170,734	185,425		176,159	188,610

(1)     Share-based compensation for the twelve months ended September 30, 2013 and 2012 includes $5.9 million and $5.3 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)     For the twelve months ended September 30, 2012, interest expense includes losses on extinguishment of debt aggregating $37.8 million in connection with the Company’s December 2011 redemption of outstanding notes and its May 2012 repayment in full of a senior term loan. This amount includes a premium paid to redeem the notes, as well as unamortized deferred financing costs expensed in connection with the notes redeemed and the loan repaid.

(3)     For the twelve months ended September 30, 2012, interest expense includes interest of $5.1 million on outstanding notes after November 8, 2011 and until their redemption in full, as well as interest on the Company’s new senior notes due 2019 issued on that date. This pro-forma adjustment assumes the notes were redeemed on November 8, 2011.

(4)     Results for the twelve months ended September 30, 2012, reflect a $10.2 million charge from a litigation settlement.

(5)     The tax provisions for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0% in the twelve months ended September 30, 2012.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of September 30,
	2013	2012	CHG

Number of retail stores (end of period):

Sally Beauty Supply:
Company-operated stores	3,403	3,284	119
Franchise stores	21	25	(4)
Total Sally Beauty Supply	3,424	3,309	115

Beauty Systems Group:
Company-operated stores	1,084	1,031	53
Franchise stores	161	159	2
Total Beauty System Group	1,245	1,190	55
Total	4,669	4,499	170

BSG distributor sales consultants (end of period) (1)	982	1,044	(62)

	2013	2012	Basis Pt Chg
Fourth quarter company-operated same store sales growth (decline) (2)
Sally Beauty Supply	-1.5%	3.8%	(530)
Beauty Systems Group	5.2%	5.5%	(30)
Consolidated	0.4%	4.3%	(390)

			Basis Pt Chg
Fiscal year ended September 30 company-operated same store sales growth (decline) (2)
Sally Beauty Supply	-0.6%	6.5%	(710)
Beauty Systems Group	4.2%	6.1%	(190)
Consolidated	0.8%	6.4%	(560)

(1)         Includes 321 and 356 distributor sales consultants as reported by our franchisees at September 30, 2013 and 2012, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of September 30,
	2013	2012
Financial condition information (at period end):
Working capital	$473,164	$686,519
Cash and cash equivalents	47,115	240,220
Property and equipment, net	229,540	202,661
Total assets	1,950,086	2,065,800
Total debt, including capital leases	1,690,703	1,617,230
Total stockholders’ (deficit) equity	$(303,479)	$(115,085)

Debt position excluding capital leases:

		At September 30,
	Interest Rates	2013

Revolving ABL facility	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%	$76,000
Senior notes due 2019	6.875%	750,000
Senior notes due 2022 (1)	5.750% (1)	858,381
Other (2)	4.93% to 5.79%	1,310
Total debt		$1,685,691

Debt maturities excluding capital leases:

Twelve months ending September 30,
2014	$77,203
2015	107
2016-2018	—
Thereafter (1)	1,608,381
Total debt	$1,685,691

(1)        Includes unamortized premium of $8.4 million related to notes issued in September 2012 with an aggregate principal amount of $150.0 million. The 5.75% interest rate relates to notes in the aggregate principal amount of $850.0 million.

(2)        Represents pre-acquisition debt of businesses acquired.